Exhibit 3.1

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “JASPER THERAPEUTICS, INC.”, FILED IN THIS OFFICE ON THE THIRD DAY OF JANUARY, A.D. 2024, AT 1:29 O’CLOCK P.M.

7559945 8100 SR# 20240019851	Authentication: 202516338 Date: 01-03-24
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:29 PM 01/03/2024
FILED 01:29 PM 01/03/2024
SR 20240019851 - File Number 7559945

CERTIFICATE OF SECOND AMENDMENT

TO THE

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

JASPER THERAPEUTICS, INC.

Jasper Therapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

A.	The name of the Corporation is Jasper Therapeutics, Inc. The Corporation was originally incorporated under the name “Amplitude Healthcare Acquisition Corporation”, and the date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware is August 13, 2019.

B.	The date of filing of the first amendment to the Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware is June 8, 2023.

C.	This Certificate of Second Amendment to the Second Amended and Restated Certificate of Incorporation was adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware, and has been duly approved by the stockholders of the Corporation.

D.	Article IV of the Second Amended and Restated Certificate of Incorporation is hereby further amended to add the following as paragraph G:

“G.	On January 4, 2024 at 12:01 a.m. Eastern Time (the “Effective Time”) pursuant to the General Corporation Law of the State of Delaware and this second amendment to the Corporation’s Amended and Restated Certificate of Incorporation, each ten (10) shares of Voting Common Stock issued and outstanding immediately prior to the Effective Time either issued and outstanding and held by the Corporation as treasury stock shall be combined into one (1) validly issued, fully paid and non-assessable share of Voting Common Stock without any further action by the Corporation or the holder thereof (the “Reverse Stock Split”); provided that no fractional shares shall be issued to any holder and instead, stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive cash (without interest or deduction) equal to the fraction of one share to which such stockholder would otherwise be entitled multiplied by the closing price of the Voting Common Stock as reported on the Nasdaq Capital Market on the trading day immediately preceding the effective date of the Reverse Stock Split. Each certificate that, immediately prior to the Effective Time, represented shares of Voting Common Stock that were issued and outstanding immediately prior to the Effective Time (“Old Certificates”), shall, from and after the Effective Time, represent that whole number of shares of Voting Common Stock into which the shares of Voting Common Stock represented by the Old Certificates shall have been combined, subject to the treatment of fractional shares as described above.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation to be signed by Herb Cross, a duly authorized officer of the Corporation, on January 3, 2024.

/s/ Herb Cross
Herb Cross
Chief Financial Officer